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                                                                    Exhibit 12.1


               PREDECESSOR OF CHARTER COMMUNICATIONS HOLDINGS, LLC
                 RATIO OF EARNINGS TO FIXED CHARGES CALCULATION
                          (In Thousands, Except Ratios)

                                                               1/1/95
                                                               through
Earnings                                             1994      9/30/95
--------                                             ----      -------
Income from Continuing Operations
Before Income Taxes                                 $ 749      $ 420
Fixed Charges                                          17         13
                                                    -----      -----
Earnings                                            $ 766      $ 433
                                                    =====      =====
Fixed Charges
-------------
Interest Expense                                    $  --      $  --
Amortization of Debt Costs                             --         --
Interest Element of Rentals                            17         13
                                                    -----      -----
Total Fixed Charges                                 $  17      $  13
                                                    =====      =====
Ratio of Earnings to Fixed Charges                  45.14      34.00
                                                    -----      -----


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